Exhibit 4.1

SHARE CERTIFICATE

Number 1	Shares «Total_ share_for_ shareholder_1»

TOYO Co., Ltd

THIS SHARE CERTIFICATE CERTIFIES THAT as of «date_of_incorp_long», «Name_of_shareholder1» of «Address_of_shareholder1» is the registered holder of «Total_share_for_shareholder_1» fully paid Share(s) of $0.0001 par value per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on «date_of_incorp_short».

By
Director